Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR RELEASES SECOND QUARTER 2004 RESULTS

New York, NY – July 29, 2004 - Advanstar Communications Inc., a leading worldwide provider of B-to-B marketing and business information products and services, reported today its operating results for the second quarter and six months ended June 30, 2004.  Revenue in the second quarter of 2004 increased 42.2% to $84.7 million from $59.5 million in the second quarter of 2003.  Operating income of $1.5 million in the second quarter of 2004 increased $3.8 million from an operating loss of $2.3 million in the second quarter last year.  Net loss in the second quarter of 2004 was $27.8 million, which includes an $8.8 million loss from discontinued operations on the sale of our French call center business, compared to a net loss of $14.3 million in the second quarter of 2003.

Revenue in the first half of 2004 increased 28.4% to $204.6 million from $159.4 million in the first half of 2003.  Operating income in the first half of 2004 improved $9.0 million, or 39.8%, to $31.6 million from $22.6 million in the first half of 2003.  Net loss in the first half of 2004 was $11.7 million compared to net income of $1.4 million in the first six months of 2003.

Cash flows provided by operating activities declined $16.1 million in the first half of 2004, to a use of cash of $3.7 million in the first half of 2004 from a source of cash of $12.4 million in the first half of 2003 related principally to fluctuations in working capital items.

EBITDA in the second quarter of 2004 increased $3.5 million, or 32.3%, to $14.3 million from EBITDA of $10.8 million in the second quarter of 2003.  EBITDA in the first half of 2004 increased $7.1 million, or 14.6%, to $55.4 million from EBITDA of $48.3 million in the first half of 2003.

Joe Loggia, President and CEO of Advanstar said, “We generated solid financial results in the second quarter while continuing our planned strategic investments across the Company.  Publishing revenues increased significantly, primarily due to the acquisition of the Thomson healthcare publications.  We are also pleased with the increase in trade show revenues which were achieved despite holding two fewer events and the effect of show timing differences.  We are continuing to focus on infrastructure improvements and expansion of our products and services in key industry sectors to generate future revenue growth.”

Quarterly Segment Operating Summary

Trade Shows and Conferences:

Revenue from trade shows and conferences increased $1.1 million, or 5.1%, to $21.6 million in the second quarter of 2004 from $20.5 million in the second quarter of 2003.  Revenue for events held in the second quarter of both 2004 and 2003 increased $2.0 million in the second quarter of 2004. This increase was primarily due to the strong performances of our License and Sensors events.  Our acquisition in March 2004 of conferences from the Institute of Validation Technology, Inc. (“IVT”), combined with a new pharmaceutical conference launch, contributed $2.5 million of revenue in the second quarter.  These revenue gains were partially offset by holding two fewer events serving our technology and beauty markets and the effect of show timing differences.

Contribution margin from trade shows and conferences increased $1.5 million, or 22.1%, to $8.1 million in the second quarter of 2004 from $6.6 million in the second quarter of 2003.  This increase was due to our strong Licensing and Sensors trade shows, the IVT acquisition and a new pharmaceutical conference launch.  These contribution gains were partially offset by the effect of the change in the timing of certain events and of holding two fewer events serving our technology and beauty markets.

Publications:

Revenue from publications increased $23.0 million, or 65.5%, to $58.0 million in the second quarter of 2004 from $35.0 million in the second quarter of 2003.  The Thomson healthcare properties acquired in October 2003 contributed approximately $21.5 million of the revenue increase in the second quarter of 2004. Overall advertising pages increased 27.8%, principally due to our acquired healthcare properties.

Revenue was also driven by strong performances from American Salon and American Spa; our specialty care healthcare publications; Video Store; our science publications; DVM; and the launch of a License directory.  These increases were partially offset by revenue reductions attributable to the sale of certain UK publications in December 2003.

Contribution margin from publishing in the second quarter of 2004 increased $6.2 million, or 51.3%, to $18.4 million from $12.2 million in the second quarter of 2003.  This increase was principally due to the acquisition of the Thomson publications in the fourth quarter of 2003.

Marketing Services and Other:

Revenue from marketing services and other in the second quarter of 2004 increased 29.1% to $5.1 million from $4.0 million in the second quarter of 2003, due to positive results in classified and recruitment advertising, list sales and permissions, principally from the Thomson healthcare acquisition.

Contribution margin from marketing services and other in the second quarter of 2004 increased $1.2 million to $2.7 million from $1.5 million in the second quarter of 2003, due to the higher revenue and the effects of cost savings.

Department and support costs of $2.4 million increased $1.2 million from the second quarter of 2003 due to increased departmental production staff related to the Thomson acquisition and increased staff related to a pending launch of publications serving the powersports market.

General and Administrative:

General and administrative costs increased $2.5 million to $10.4 million in the second quarter of 2004 from $7.9 million in the second quarter 2003 due in part to increased office and administrative costs attributable to the acquisition of the Thomson healthcare properties. During the second quarter of 2004 we appointed a new executive vice president to manage and develop our healthcare, pharmaceutical and science properties.

Year to Date Segment Operating Summary

Trade Shows and Conferences:

Revenue from trade shows and conferences increased $3.7 million, or 4.3%, to $89.8 million in the first half of 2004 from $86.1 million in the first half of 2003.  Revenue for events held in the first six months of both 2004 and 2003 increased $3.4 million in the first half of 2004.  The increase reflects strong performances from MAGIC, the Powersports motorcycle events, License event and our Sensors event.  MAGIC revenue and square footage in the first six months of 2004 increased approximately 4.7% and 4.5%, respectively, over the first half of 2003. MAGIC Attendance increased over the Spring 2003 and the August 2003 events. Revenue for the first six months of 2004 from the Powersports events, including the Dealer Expo trade show and the International Motorcycle Show tour, increased 14.6% over the first half of last year, and revenue from our License event increased 24.1% over the first half of last year.  Our acquisition in March 2004 of conferences from IVT, combined with new product launches, contributed revenue of $3.0 million in first half of 2004.  These revenue gains were partially offset by holding two fewer events serving our technology and beauty markets.

Contribution margin from trade shows and conferences increased $2.0 million, or 4.5%, to $46.9 million in the first half of 2004 from $44.9 million in the first half of 2003.  Strong performances by events serving the licensing, motorcycle and home entertainment markets and the effect of the IVT acquisition and new product launches, as discussed above, were offset by the impact of investments made in our MAGIC and Powersports events to pursue further revenue growth opportunities.

Publications:

Revenue from publications increased $39.6 million, or 60.3%, to $105.2 million in the first half of 2004 from $65.6 million in the first half of 2003.  The Thomson healthcare properties acquired in October 2003 contributed approximately $39.1 million of revenue increase in the first half of 2004.  Revenue was also driven by strong performances from our specialty care healthcare publications; DVM; American Spa; Pharm Tech Europe; Video Store; and our telecom publications.

Contribution margin from publishing in the first half of 2004 increased $10.7 million, or 51.6%, to $31.6 million from $20.9 million in the first half of 2003.  This increase was due to the acquisition of the Thomson publications in the fourth quarter of 2003.

Marketing Services and Other:

Revenue from marketing services and other in the first half of 2004 increased 25.6% to $9.6 million from $7.7 million in the first half of 2003, due to positive results in classified and recruitment advertising, list sales and reprints, principally from the Thomson healthcare acquisition.

Contribution margin from marketing services and other in the first half of 2004 increased $2.3 million to $5.2 million in the first half of 2004, due to the higher revenue and the effects of cost savings.

Department and support costs in the first half of 2004 increased $1.5 million to $3.4 million, due to increased departmental production staff related to the Thomson acquisition.

General and Administrative:

General and administrative costs increased $4.2 million to $21.8 million in the first half of 2004 from $17.6 million in the first half 2003, primarily due to increased administrative costs attributable to the acquisition of the Thomson healthcare properties.

Discontinued Operations

During the second quarter of 2004, we committed to the sale of our 65% ownership interest in our French joint venture (“SeCA”) for $3.1 million in cash.  The results of SeCA are reported separately as discontinued operations, and are not included in reported revenue, contribution margin or EBITDA in either the current or prior year.  Our 65% share of the full year 2003 revenue and operating income was $2.7 million and $0.5 million, respectively.  We recorded a goodwill impairment charge of $9.6 million in the second quarter with respect to the pending sale.  This charge is reported as a component of discontinued operations for the three and six months ended June 30, 2004.

Conference Call Information

Advanstar will hold a conference call to review second quarter 2004 results on Thursday, July 29, 2004 at 2:00 p.m. Eastern.  The call can be accessed by dialing 1-800-399-1392 with access code number 9047433.  A copy of this release will also be available at our website, www.advanstar.com.

Advanstar Communications Inc.
Summary Financial Information
(Unaudited)
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Trade shows and conferences	$21,573	$20,526	$89,798	$86,098
Publications	57,985	35,039	105,154	65,606
Market development and other	5,136	3,979	9,631	7,667
Total revenue	84,694	59,544	204,583	159,371

Contribution margin (1):
Trade shows and conferences	8,098	6,634	46,935	44,911
Publications	18,436	12,184	31,622	20,858
Market development and other	2,748	1,546	5,221	2,913
Department and support costs	(2,383)	(1,223)	(3,375)	(1,881)
Total contribution margin	26,899	19,141	80,403	66,801

General and administrative expenses	10,438	7,921	21,779	17,619
Provision and funding of affiliated dot com company operations	2,225	425	2,763	635
Depreciation and amortization	12,715	13,072	24,231	25,915
Operating income (loss)	$1,521	$(2,277)	$31,630	$22,632

Net income (loss)	$(27,781)	$(14,290)	$(11,681)	$1,396

Cash flows provided by (used in):
Operating activities	(5,777)	10,132	(3,717)	12,397
Investing activities	(1,922)	(1,225)	7,775	(3,205)
Financing activities	(1,224)	(3,519)	(10,352)	(10,796)

Other data:
EBITDA (2)	$14,342	$10,839	$55,414	$48,344

(1)                Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

(2)                A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

About Advanstar

Based in New York, NY, Advanstar Communications Inc. (www.advanstar.com) is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar has 76 business magazines and 21 directories, 58 tradeshows and 36 conferences, numerous Web sites, and a wide range of print and electronic direct marketing, database and reference products and services. Advanstar serves targeted market sectors in the automotive, beauty, e-learning, call center, digital media, entertainment/ marketing, healthcare, fashion & apparel, pharmaceuticals, powersports, science, telecommunications and travel/ hospitality industries. The Company has roughly 1,400 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia.

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in post effective amendment no. 1 to our registration statement on Form S-1 (333-111155) filed April 16, 2004 under the heading “Risk Factors.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In this press release we disclose various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA.  A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

Advanstar Communications Inc.
Statements of Operations
(Unaudited)
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenue	$84,694	$59,544	$204,583	$159,371

Operating expenses:
Cost of production	16,648	12,268	39,673	31,762
Selling, editorial and circulation	41,147	28,135	84,507	60,808
General and administrative expenses	10,438	7,921	21,779	17,619
Provision and funding of affiliated dot com company operations	2,225	425	2,763	635
Depreciation and amortization	12,715	13,072	24,231	25,915
Total operating expenses	83,173	61,821	172,953	136,739

Operating income (loss)	1,521	(2,277)	31,630	22,632
Other income (expense):
Interest expense, net	(17,382)	(12,549)	(35,578)	(24,635)
Other income (expense)	177	(91)	1,388	308
Loss from continuing operations before income tax expense and minority interests	(15,684)	(14,917)	(2,560)	(1,695)
Provision (benefit) for income taxes	3,437	(87)	6,562	296
Minority interests	113	48	(437)	(193)
Loss from continuing operations	(19,008)	(14,782)	(9,559)	(2,184)
Income (loss) from operations of discontinued businesses	(8,773)	492	(2,122)	3,580
Net income (loss)	$(27,781)	$(14,290)	$(11,681)	$1,396

The following table reconciles EBITDA to cash flows provided by operating activities for each period presented:

	Quarter Ended June 30,		Six Months Ended June 30,
In thousands	2004	2003	2004	2003
EBITDA	$14,342	$10,839	$55,414	$48,344
Depreciation and amortization	(12,715)	(13,072)	(24,231)	(25,915)
Minority interests (excluding depreciation and amortization)	(106)	(44)	447	203
Operating income (loss)	1,521	(2,277)	31,630	22,632

Interest expense	(17,382)	(12,549)	(35,578)	(24,635)
Other income (expense)	177	(91)	1,388	308
(Provision) benefit for income taxes	(3,437)	87	(6,562)	(296)
Minority interests	113	48	(437)	(193)
Income (loss) from operations of discontinued businesses	(8,773)	492	(2,122)	3,580
Net income (loss)	(27,781)	(14,290)	(11,681)	1,396
Gain on sale of business	—	—	(1,017)	—
Goodwill impairment	9,596	—	9,596	—
Depreciation and amortization	12,721	13,372	24,308	26,527
Deferred income taxes	3,100	647	3,740	659
Other non-cash items	1,645	752	1,807	1,538
Changes in operating assets and liabilities	(5,058)	9,651	(30,470)	(17,723)
Net cash (used in) provided by operating activities	$(5,777)	$10,132	$(3,717)	$12,397

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use non-GAAP measures, such as EBITDA, which are derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

We define “EBITDA” as operating income plus amortization and depreciation less amounts attributable to minority interest.  EBITDA is a key liquidity measures but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures.  GAAP requires us to provide information about cash flow generated from operations.  However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income.  Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information.  Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments.  Accordingly, EBITDA is not necessarily indicative of amounts of cash that may be available to us for discretionary purposes.  Our method of computation may not be comparable to other similarly titled measures of other companies.  Our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur.  The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

Tammy Lillo

Investor Relations

218-723-9291

tlillo@advanstar.com